                                    KPMG CONSENT



                                     EXHIBIT 23

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Eagle Finance Corp.


RE: Registration Statement on Form S-8

Registration No. 33-89132; 1994 Stock Incentive Plan

We consent to incorporation by reference in the subject Registration Statement on Form S-8 of Eagle Finance Corp. of our report dated April 15, 1998, relating to the balance sheets of Eagle Finance Corp. as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Eagle Finance Corp.

                            KPMG PEAT MARWICK LLP

Chicago, Illinois
June 15, 1998